Exhibit 99.4
Recently, we announced a proposal to approve a voluntary stock option exchange program and related amendment to our 2005 Stock Option and Incentive Plan (“Option Exchange Program”) will be submitted to our stockholders for vote at our 2009 annual meeting scheduled for May 28, 2009. Due to various international regulations and the costs associated with international compliance, iRobot Corporation will not include our international employees in this tender offer. We appreciate and recognize your efforts in driving growth, product development and maufacturing support. During the next eight weeks or so, we will be evaluating the equity participation of our international employees and determining what, if any, additional action we will take to ensure that you can continue to share in iRobot’s growth.
Thank you for your contributions to iRobot.
Colin Angle
Chairman of the Board and CEO of iRobot Corporation
The tender offer described in this communication has not yet commenced. At the time the Option Exchange Program commences, iRobot Corporation will provide option holders who are eligible to participate in the Option Exchange Program with written materials explaining the precise terms and timing of the Option Exchange Program.  Persons who are eligible to participate in the Option Exchange Program should read the Tender Offer Statement on Schedule TO, including the Offer to Exchange and other related materials, when those materials become available because they will contain important information about the Option Exchange Program. iRobot Corporation will file the Tender Offer Statement on Schedule TO with the Securities and Exchange Commission upon the commencement of the Option Exchange Program.  iRobot Corporation stockholders and option holders will be able to obtain these written materials and other documents filed by iRobot Corporation with the Securities and Exchange Commission free of charge from either the Securities and Exchange Commission’s website at www.sec.gov or by written request to iRobot Corporation at 8 Crosby Drive, Bedford, Massachusetts 01730.